Exhibit 10.20 - 2000 OFFICER BONUS PLAN

The Company has adopted a 2000 Officer Bonus Plan under which all executive officers are awarded cash bonuses based on the Company's operating results.
The respective bonus payments are calculated with reference to the actual pre-tax income results as measured against the 2000 Operating Plan presented and approved at the Board of Directors meeting on January 17, 2000, excluding results from its wholly-owned subsidiary, CreekPath Systems, Inc. The pre-tax income level is measured prior to any accruals reflecting the Company's bonus payments. No profit bonus will be paid for achievement of 50% or less of the planned objective. At 100% achievement, 100% of the profit bonus will be paid. If the 2000 Operating Plan is fully achieved, 200% of the executive's bonus will be paid. If the Company shows a profit in its year-end results, 150% of bonus will be paid. If the Company is profitable for both the third and fourth quarters, 100% of bonus will be paid. If the Company is profitable for the fourth quarter only, 50% of bonus will be paid. No bonus will be paid if the Company shows no profitability in fiscal 2000.